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Exhibit (a)(1)(C)

NOTICE OF WITHDRAWAL

    If you previously elected to accept eSoft, Inc.'s Offer to Exchange, and you would like to change your election and reject the Offer, you must deliver this Notice to Cheryl Muench of eSoft, Inc. ("eSoft") before 12:00 midnight, U.S. Mountain Standard Time, on January 4, 2002, unless the Offer is extended. This Notice of Withdrawal may be delivered to Cheryl Muench at eSoft's corporate offices in Broomfield, Colorado by personal delivery, interoffice mail, or by facsimile at (303) 439-0563. If you have questions regarding the process for returning this Notice, please contact Cheryl Muench at cmuench@esoft.com or at (303) 444-1600 x3333.

To eSoft:

    I previously received a copy of the Offer to Exchange (dated December 6, 2001), the cover letter, the Summary Term Sheet and an Election Form. I properly submitted the Election Form, in which I elected to accept eSoft's Offer to Exchange. I now wish to change that election, and reject eSoft's Offer to Exchange. I understand that by submitting this Notice to Cheryl Muench, I will be able to withdraw my acceptance of the Offer, and reject the Offer to Exchange instead. By completing this form, I acknowledge that I have received the Offer to Exchange.

    I understand that in order to reject the Offer, I must properly submit this Notice to Cheryl Muench before 12:00 midnight, U.S. Mountain Standard Time, on January 4, 2002, or if eSoft extends the deadline to exchange options, before the extended expiration of the Offer.

    By rejecting the Offer to Exchange, I understand that I will not receive any Replacement Options, and I will keep my Eligible Options as listed on my personal Option Report. These options will continue to be governed by the stock option plan under which these options were granted and the existing option agreements between eSoft and me.

    By submitting this form, I hereby bind my successors, assigns and legal representatives.

    I do not accept the offer to exchange options.

Date:
Optionee Signature
Name:		Email Address:
(Please print)

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  Exhibit (a)(1)(C)
NOTICE OF WITHDRAWAL